Exhibit 10.2

[Computer Associates Logo]

June 14, 2004

Kenneth V. Handal

1075 Park Avenue
New York, NY 10128

Dear Ken:

Congratulations! Computer Associates International, Inc. (CA) is pleased to offer you the position of Executive Vice President and General Counsel, in our office in Islandia, NY, with a direct report to the Chief Executive Officer. Please note this offer is contingent on upon the successful completion and acceptance of our background verification. We expect your start date to be on or about July 1, 2004.

Your compensation will be an annual base salary of $500,000 paid semi-monthly. Your compensation plan includes an annual bonus with an incentive target of $435,000 and an annual Long Term Incentive Compensation (LTIC) Plan with a $825,000 target, in accordance with the Executive Compensation Plan guidelines and vesting schedule.

The position offered is an exempt position and as such you will not be compensated for overtime. In addition, the executive management of CA will recommend to the Stock Option and Compensation Committee (SO&C) of the Board of Directors (BOD) that they award you (i) an option grant for 55,000 shares (at fair market value), and (ii) a restricted stock grant of 10,000 shares, both upon hire. These CA stock options and restricted stock are subject to the terms and conditions of the Option Plan and/or the Incentive Plan, and are granted at the sole discretion of the SO&C Committee.

Attached is a brief description of your benefits at CA. You will receive more information concerning your benefit program during your orientation on your first day of employment. Also attached is a “Terms and Conditions” rider setting forth other provisions concerning your employment. Note that paragraph 2(b) of the attached “Description of Employment Policies and Procedures” shall not apply with respect to the period of July 1, 2004 through July 1, 2006, as those matters shall be governed by the Terms and Conditions.

This offer is contingent upon your presentation of the original documentation required to establish your identity and permission to work in the United States in accordance with United States immigration law. We have attached the information required to identify the documentation you will need to bring with you on your first day. In the event you cannot produce proper documentation as outlined on the I-9 within 3 business days of your start date, this offer will be considered to have expired.

We look forward to having you join us and we expect that our relationship will be mutually rewarding. To confirm your acceptance of this offer, please forward this document directly back to me via e-mail within five days of receipt. If I have not received your confirmation within five days, this offer will be considered to have expired.

We realize that this is an important decision and want to be certain you have all of the information that you require. Should you have questions or require information beyond what we have already discussed or what is contained in this letter, please call me at 631-342-3288

Sincerely,

Description of Employment Policies and Procedures

These benefits and policies may be modified, changed or terminated at anytime in Computer Associate’s sole discretion. None of these benefits are guaranteed by Computer Associates. Except as required by law, the Plan Administrator of any Computer Associates benefit which is covered by the Employment Retirement Income Security Act of 1974, as amended, shall have the discretionary authority to determine eligibility for benefits and construe the terms of plans. In the event of any discrepancy between this document and any other summary of plan benefits, the particular plan document terms shall govern.

1.	As a full-time employee of Computer Associates, you must enroll in the company’s Long-Term Disability Income Plan in order to be covered by our medical and dental insurance plans. On your first day with us, you will be provided with details of the Disability Income Plan. If you do enroll, your insurance coverage will commence as of the date you begin work for Computer Associates. You will be eligible to participate in our employee benefit programs as described in our current Employee Handbook, which will be provided to you during your initial orientation.

2.	You should understand and be aware of certain policies of Computer Associates, which are applicable to all of our employees as follows. Please note that CA may change these policies at anytime during your employment.

a.	Computer Associates is an Equal Employment Opportunity Employer and, as such, it is Computer Associates’ corporate policy to fill positions with qualified candidates regardless of race, color, sex, age, religion, ancestry, national origin, marital status, sexual preference, disability, veteran status or other protected group status, except where there is a bona fide qualification.

b.	Employment with Computer Associates is not for any specific period of time. You are free to resign at any time and, likewise, Computer Associates may terminate its employment arrangement with you at any time with or without cause or advance notice. Neither your offer letter nor this description should be construed as an employment contract or a guarantee of employment for any period in any way.

c.	Since our business involves highly confidential proprietary material, we require all employees to execute a standard confidentiality and non-competition agreement. Our offer of employment is subject to your acceptance and execution of this agreement. You will be given a copy to look over and sign on your first day with us.

d.	Regular pay is determined by dividing your annual salary by 24 pay periods. Paychecks are direct deposited semi-monthly. Please bring a voided check from your personal bank account on your first day of employment, and you will be asked to fill out an authorization agreement. You are also eligible to become a member of Bethpage Federal Credit Union (“BFCU”). BFCU offers convenient direct deposit checking and other banking services.

3.	We are required by the immigration laws to verify each employee’s identity and that each employee is entitled to work in the United States. Therefore, on your first day with us, we will ask you to give us identification (such as a Social Security Card or U.S. birth certificate, plus a valid driver’s license with photograph) and/or documents establishing your right to be employed in the U.S.A. (such as a U.S. passport, a certificate of U.S. citizenship, a valid foreign passport endorsed to permit employment in the U.S.A. or a resident alien “green” card). We are required by law to have this documentation before you may begin to work for Computer Associates. You may view the list of acceptable documents by going to http://www.ins.usdoj.gov/graphics/formsfee/files/i-9.pdf.

4.	In order for CA to comply with its reporting obligations, prior to beginning work, we invite you to consider voluntarily self-identifying yourself to your Human Resources Representative as a disabled veteran, veteran of the Vietnam era or an individual with a disability. Self-identification is not mandatory; it is completely voluntary.

TERMS AND CONDITIONS RIDER

     Terms and Conditions Rider (“Rider”) attached to and made a part of the letter of Computer Associates International, Inc., (“CA” or the “Company”) to Kenneth V. Handal (“Executive”) dated June 14, 2004 (“Offer Letter”). As used herein, this “Agreement” means the Offer Letter and attachments thereto, including this Rider. Notwithstanding anything in the Offer Letter (and any other attachments thereto) to the contrary, the parties agree as follows:

1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the additional terms and conditions set forth herein for the period beginning on or about July 1, 2004 (“Commencement Date”) and ending as provided in Section 5 hereof (the “Employment Period”). For all purposes herein, the date Executive ceases to be employed by the Company shall be the referred to herein as the “Termination Date”.

2. Annual Bonus. As used herein, “Annual Bonus” means the annual “Targeted Cash Compensation” (or similar cash incentive compensation bonus) payable, if any, pursuant to the Company’s annual Executive Compensation Plan in effect for the applicable fiscal year. If Executive is employed on the last day of the Company’s fiscal year, then Executive shall have earned the Annual Bonus, if any, for such fiscal year.

3. Acceleration Events. Notwithstanding anything to the contrary herein, or in any other agreement, policy or plan affecting the equity awards referenced in the first two paragraphs of the Offer Letter and future equity awards granted to Executive (collectively “Equity Awards”), all Equity Awards shall be 100% vested upon the occurrence of either of the following: (a) if Executive’s Employment Period is terminated for any reason other than pursuant to Section 5(a) (By Company for Cause), or Section 5(d) (By Executive at will); or (b) upon a “Change of Control” (as defined in the 2002 Incentive Plan). “Equity Awards” includes, without limitation, all long term incentive compensation awards paid in the form of stock options, restricted stock or other equity security-based compensation in accordance with the Executive Compensation Plan in effect for the applicable fiscal year (the “Annual LTIC”). With respect to any Annual LTIC grant pursuant to Section 6(a)(iii) hereof, such Annual LTIC Award shall be exercisable for a minimum of twelve (12) months after the date such equity awards are granted.

4. Additional Benefits. The Company shall provide the Executive with the following:

     (a) Transportation. For so long as Executive resides in New York City, the Company shall provide a stipend of not less than $4,000 per month for transportation to and from the Company’s offices from Executive’s residence in the metropolitan New York area.

     (b) Legal Fees. Upon the execution of this Agreement, the Company shall pay to Executive’s attorneys legal fees and expenses incurred by Executive in the negotiation and consummation of this Agreement in the amount of $5,000.

5. Term; Early Termination. The Employment Period shall commence on or about July 1, 2004 and expire on July 1, 2006 (the “Contract Expiration Date”). The Employment Period may terminate prior to the Contract Expiration Date by reason of any of the following:

     (a) By Company for Cause. The Company may terminate the Employment Period “for cause”, as set forth in this Section 5(a) (“Cause”). For purposes of this Agreement, termination “for cause” shall mean that the Company terminates Executive’s employment for any of the following reasons: (i) Executive’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Company, which notice specifies in reasonable detail the manner in which the Company believes that Executive has not substantially performed his duties, (ii) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company or its affiliates, as the case may be, (iii) Executive’s indictment or conviction (or plea of guilty or nolo contedere) for any felony or any other crime involving dishonesty, fraud or moral turpitude, (iv) Executive’s breach of fiduciary duty to the Company or its affiliates which may reasonably be expected to have a material adverse effect on the Company or its affiliates, (v) violation of the Company’s policies relating to compliance with applicable laws which may reasonably be expected to have a material adverse effect on the Company or its affiliates, (vi) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse, (vii) violation of the Company’s Workplace Violence Policy, or (viii) unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (viii) which may reasonably be expected to have a material adverse effect on the Company or its affiliates and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation. For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company or its affiliates, as the case may be.

     (b) By Executive for Good Reason. The Executive may terminate the Employment Period for good reason, as follows (“Good Reason”):

            (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position, authority, duties or responsibilities as general counsel with ultimate authority and responsibility for hiring, evaluating, promoting and/or dismissing attorneys of the Legal Department of the Company, or which results in a significant diminution in such position, authority, duties or responsibilities; or

            (ii) a material breach by the Company of any provision of this Agreement, provided, however, that no alleged action, diminution or breach set forth in preceding clause (i) or in this clause (ii), respectively, shall be deemed to constitute “Good Reason” unless such action, diminution or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to Company from the Executive of a written notice, setting forth such course of conduct deemed by Executive to constitute “Good Reason”; or

            (iii) any other action by the Company which, in the reasonable judgment of the Executive, would cause him to violate his ethical or professional obligations (after written notice of such judgment has been provided by the Executive to the Board’s audit committee and the Company has been given a thirty (30) day period within which to cure such action); or

            (iv) upon a Change of Control; or

            (v) the relocation of the Company’s corporate headquarters to a site outside of a ninety (90) mile radius of Manhattan; or

     (c) By Company at will. The Company may terminate the Employment Period other than for Cause pursuant to Section 5(a) at any time, upon notice to the Executive.

     (d) By Executive at will. The Executive may terminate the Employment Period other than for Good Reason pursuant to Section 5(b) at any time, upon notice to the Company.

     (e) Death or Disability of Executive. The Employment Period shall terminate immediately upon the death of Executive, or in the event of Executive’s Disability, as hereafter defined. Disability shall mean Executive’s inability to perform his responsibilities under this Agreement due to physical/mental disease and/or injury, for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, if at the end of such disability period, there is no reasonable probability of Executive promptly resuming services pursuant to the terms of this Agreement. If the Company wishes to seek to terminate this Agreement because of any alleged Disability, the Company shall give Executive at least thirty (30) days written notice of its intention to seek to terminate the Agreement by reason of Disability. Upon the giving of such notice of intention, Executive may cure any previous disability period by promptly resuming his services pursuant to this Agreement within seven (7) days. In the event Executive cannot or does not so resume his services following such notice, then the Company may terminate the Employment Period for Disability.

6. Severance Payments.

     (a) Amount. If the Employment Period is terminated for any reason other than pursuant to Section 5(a) (By Company for Cause), Section 5(d) (By Executive at will) or Section 5(e) (Death or Disability of Executive) then (in addition to payment of “Accrued Benefits” as defined and set forth in Section 7 hereof):

     (i) the Company shall pay Executive the Executive’s then current Base Salary for the period commencing the day after the Termination Date and continuing to the date twenty-four (24) months after the Termination Date (such period hereinafter referred to as the “Severance Period”). Said payments shall be made in equal installments in accordance with the Company’s normal payroll practices applicable to its senior executives.; plus

     (ii) the Company shall pay to Executive a pro-rata portion of the Executive’s Annual Bonus for the performance year in which the Executive’s termination occurs at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); plus

     (iii) a pro-rata portion of the Annual LTIC for the performance year in which the Executive’s termination occurs shall be granted (as determined by multiplying all amounts of equity and cash the Executive would have received from said Annual LTIC had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); plus

     (iv) subject to the Executive’s continued copayment of premiums, if applicable, at the contribution level paid by active employees, the Company shall at its expense provide for Executive to continue participation for all health and welfare plans which cover the Executive (and eligible dependents) pursuant to and in accordance with the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the maximum period of time beyond the Termination Date for which Executive (and any eligible dependant) is eligible for COBRA benefits (generally, eighteen (18) months).

     (b) Mitigation and Setoff. Executive shall not be required to mitigate (by seeking any other employment, self employment or any other income producing pursuit) any amounts or benefits payable to him upon termination of the Employment Period under this Agreement. Further, Executive shall not be required to set off against any amounts or benefits payable to him upon termination of the Employment Period under this Agreement, any compensation for other employment, consultancy or unemployment benefits received while he is receiving payments and benefits under this Agreement.

7. Salary and Benefits on Termination.

     (a) Accrued Benefits. If the Employment Period is terminated pursuant to Section 5 then the Company shall pay to Executive all Base Salary through the Termination Date, plus any unpaid but earned Annual Bonus for any completed prior fiscal year of the Company, plus all unpaid benefits, including but not limited to payment for unused vacation accrued or incurred through the Termination Date.

     (b) Extension of Medical Benefits. If the Employment Period is terminated pursuant to Section 5(e)(due to Executive’s death or Disability), then the Executive (and/or any immediate family eligible for the following coverage) also shall be entitled to continue participation in the Company’s group health plans on the same terms as set forth in Section 6(a)(iv) above.

8. Notice of Default. A party shall not be in default of this Agreement and/or any other agreement related to Executive’s employment with the Company (collectively, the “Employment Agreements”) until and unless the party alleging a default (the “Non-Defaulting Party”) shall first give written notice, specifying the nature of the alleged default, to the party or parties against which the default is alleged (the “Defaulting Party”) and to any other parties, and such default continues uncorrected for a period of thirty (30) days after receipt by the Defaulting Party of such notice. The notice and opportunity to cure procedure set forth in this Section 8 shall be a condition precedent to the initiation of any arbitration (if subsequently agreed to by the parties hereto) or litigation regarding the Employment Agreements.

9. Other Provisions.

     (a) The Company will indemnify Executive and hold Executive harmless, to the maximum extent permitted by applicable law (including advancement of expenses) and to the extent not covered by insurance, against all costs, charges and expenses incurred or sustained by Executive (including but not limited to reasonable legal fees) in connection with (i) any action, suit or proceeding to which Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of Executive as an officer, director or employee of the Company or of any parent, subsidiary or affiliate of the Company and/or (ii) any governmental or quasi governmental investigation of or relating to the Company (regardless of whether Executive is named, as a target of any such investigation or otherwise). Such indemnification shall be in addition to any rights of indemnification Executive may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company.

     (b) In the event of any dispute arising out of or under this Agreement or the Executive’s employment with the Company, if the arbitrator or court of competent jurisdiction, as applicable, determines that the Executive has prevailed, the Company shall, upon presentment of appropriate documentation, at the Executive’s election, pay or reimburse the Executive for all reasonable legal and other professional fees, costs of arbitration, court proceedings and other reasonable expenses incurred in connection therewith by the Executive.

     (c) Terms Defined under the 2002 Incentive Plan. As used in this Agreement, all terms defined herein by reference to the Company’s 2002 Incentive Plan shall mean the definitions in said plan as were effective on the date of execution of this Agreement.

     (d) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Computer Associates International, Inc.

By:	/s/Andrew Goodman

Senior Vice President, HR

/s/Kenneth V. Handal

Kenneth V. Handal